Exhibit 21.1
SUBSIDIARIES OF PENUMBRA, INC.

Name of Subsidiary	Jurisdiction of Organization
Penumbra Europe GmbH	Germany
Penumbra Neuro Australia Pty Ltd	Australia
Penumbra Neuro Canada Inc.	Canada
Penumbra Latin America Distribuidora de Equipamentos e Produtos Médicos LTDA.	Brazil
Crossmed S.p.A.	Italy
Penumbra Interventional Therapies UK Ltd.	United Kingdom
Penumbra Singapore Pte. Ltd.	Singapore
Penumbra France SAS	France
Penumbra Japan GK	Japan
Sixense Enterprises Inc.	Delaware
Penumbra Israel Ltd	Israel